Exhibit 99.1

ASTRIA STOCKHOLDERS VOTE TO

APPROVE ACQUISITION BY BIOCRYST

BOSTON, M.A., January 21, 2026—Astria Therapeutics, Inc. (Nasdaq: ATXS) today announced that at the special meeting of Astria’s stockholders held on January 21, 2026, Astria’s stockholders voted to approve the acquisition of Astria by BioCryst Pharmaceuticals, Inc. (the “Merger”).

The parties expect the Merger to close on or about January 23, 2026, subject to the satisfaction of customary closing conditions.

About Astria Therapeutics

Astria Therapeutics is a biopharmaceutical company, whose mission is to bring life-changing therapies to patients and families affected by allergic and immunologic diseases. Astria’s lead program, navenibart (STAR-0215), is a monoclonal antibody inhibitor of plasma kallikrein in clinical development for the treatment of hereditary angioedema. Astria’s second program, STAR-0310, is an investigational monoclonal antibody OX40 antagonist in clinical development for the treatment of atopic dermatitis.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include statements regarding, among other things, the anticipated timing of the closing of the Merger. Astria cautions readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement with respect to the Merger; the outcome of any legal proceedings that may be instituted against BioCryst or Astria and the failure to satisfy any of the conditions to the Merger on a timely basis or at all. Additional factors that could cause results to differ materially from those described above can be found in BioCryst’s Annual Report on Form 10-K for the year ended December 31, 2024, BioCryst’s Quarterly Report on Form 10-Q for the three months ended September 30, 2025, Astria’s Annual Report on Form 10-K for the year ended December 31, 2024, Astria’s Quarterly Report on Form 10-Q for the three months ended September 30, 2025, and in other documents BioCryst and Astria file with the SEC, which are available on the SEC’s website at www.sec.gov.

Investor Relations and Media:

Elizabeth Higgins

investors@astriatx.com